Exhibit 99.1

FINAL TRANSCRIPT Conference Call Transcript AA - Q1 2010 ALCOA Inc Earnings Conference Call Event Date/Time: Apr 12, 2010 / 09:00PM GMT

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FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

C O R P O R A T E     P A R T I C I P A N T S

Matthew Garth

ALCOA Inc - Director, IR

Charles McLane

ALCOA Inc - EVP, CFO

Klaus Kleinfeld

ALCOA Inc - President, CEO

C O N F E R E N C E    C A L L    P A  R T I C I P A N T S

Mark Liinamaa

Morgan Stanley - Analyst

Michael Gambardella

JPMorgan - Analyst

Sal Tharani

Goldman Sachs - Analyst

Curt Woodworth

Macquarie - Analyst

John Redstone

Desjardins - Analyst

Kuni Chen

Merrill Lynch - Analyst

Charles Bradford

Affiliated Research Group - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, welcome to the first quarter 2010 Alcoa Inc. earnings conference call. My name is Shamika, and I will be your operator for today. At this time, all participants are in listen only mode. We will conduct a question and answer session towards the end of today’s conference. (Operator Instructions). As a reminder this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Matthew Garth, Director of Investor Relations. Please proceed.

Matthew Garth - ALCOA Inc - Director, IR

Thank you. Good afternoon and welcome to Alcoa’s first quarter earnings conference call. I’m joined by Chuck McLane, Executive Vice President and CFO who will review financial results and Klaus Kleinfeld, President and CEO who will discuss current market conditions and how the actions we have taken to strengthen Alcoa are driving value. After comments by Chuck and Klaus, we’ll take your questions.

Before we begin I’d like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and Alcoa’s most recent Form 10-K and other SEC filings. In addition we’ve included some non-GAAP financial measures in our discussion. Reconciliations to the most comparable GAAP financial measures can be found in today’s press release, in the appendix today — presentation and on our website at www.alcoa.com under the “Invest” section. Now I’d like to turn it over to Chuck.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Charles McLane - ALCOA Inc - EVP, CFO

Okay, thanks, Matt. I’d like to thank everybody for joining us today. We’ve got some detail in this quarter, I’m going to take my time going through that, the bridges and the reconciliation sheet of the restructuring special items. I’m also going to give you some additional disclosure around our sensitivities today, but let me start off by first saying that our improved operating result reflects increased profitability that we gained through a strong performance in our cash sustainability initiatives. Our realized aluminum pricing is hitting the bottom line and we’re overcoming increased energy costs and reduced volumes.

Now let’s go to the first quarter overview. In the first quarter, higher realized LME pricing and the continued benefits from our cash sustainability initiatives drove significant improvements in the cost of goods sold and SG&A percentages of sales, the combination of which generated EBITDA of $596 million, which is the highest level since the third quarter of 2008. Higher energy costs, lower volumes, predominantly can sheet both negatively impacted results. Our loss from continuing operations of $194 million or $0.19 per share included restructuring and special items totaling $295 million or $0.29 per share. I’ll review these items in more detail in just a bit. Lastly, debt-to-cap improved to 38.1%, and liquidity remains strong with $1.3 billion of cash on hand.

Let’s move to the next slide, which illustrates market activity in our businesses. Revenues in many of our markets have improved relative to last year while others, namely Aerospace and IGT, continue to experience supply chain destocking and low levels of demand. The declines in packaging were expected due to our decision to curtail can sheet volumes to our North American supply base. This decision contributed to a reduction in flat roll product shipments of roughly 75,000 tons.

The sequential declines in our third party alumina and primary metal sales reflect higher internal shipments to meet improved order rates, and the anticipated reduction in buy/resale activity to more normal levels. Buy/resale totaled 49,000 tons this quarter, a reduction of 158,000 tons sequentially. On a sequential basis, Aerospace was essentially flat as destocking activity begins to slow and supply levels stabilize. Weak demand in IGT and building and construction continues to drive revenue declines in these markets.

Now let’s review the financials. I’ll highlight some key items for you, as you have the detailed income statement in the press release. Third party revenues declined 10% sequentially, as increases in internal shipments in alumina and lower can sheet volumes more than offset the benefit of higher pricing. Note that the reduction in buy/resale activity contributed to half of the revenue decline.

COGS as a percent of sales fell to 82.1%, driven through continued progress in our cash sustainability initiatives. As you’ll recall, COGS in the fourth quarter included charges related to our Italian operations, the MRN tax settlement, and the impact of buy/resell activity, all of which accounted for 6.7 percentage points of the COGS percent decline. On a percent of sales basis, SG&A improved by 0.5 percentage points sequentially as we continued to aggressively reduce overhead spend.

And lastly, our operational tax rate for the quarter was a negative 95.5%. For your reference, we’ve attached an appendix to help guide you through the tax rate. Included in the tax rate this quarter are discrete tax items totaling $112 million, which I will detail in the next slide. Going forward, we expect our operational ETR to be approximately 32%; however we will continue to experience swings in the rate given volatility in our profit drivers and overall profitability in each tax jurisdiction.

Let’s now review the restructuring and special items in the quarter. Okay, this slide provides you with an overview of the restructuring of special items in the quarter, and their location on the financial statements. Restructuring related items of $119 million primarily relates to the permanent closure of certain curtailed US locations including the Badin and Eastalco smelters. This decision was made after an assessment of the sustained competitiveness of each facility was completed based on factors including market fundamentals, other idle capacity, the cost structure and future capital investments.

The discrete tax items include $79 million related to the recently enacted healthcare legislation. The legislation changed the tax treatment of the federal subsidy offered to companies that provided Medicare Part D equivalent prescription drug benefits to retirees. Non-cash mark-to-market impacts on derivatives in several power contracts totaled $31 million and power outages in Sao Luis and Rockdale negatively impacted results by $17 million. Lastly, an increase in the Grasse River Environmental Remediation Accrual totaled $11 million. The net of these items total $295 million or $0.29 per share.

Now let’s move to the sequential bridge. This slide bridges our income from continuing operations, excluding restructuring and special items. Higher realized alumina and aluminum pricing was partially offset by the non-recurrence of a LIFO benefit in the previous quarter. We generated significant productivity gains through continued execution of our cash sustainability initiatives. You can clearly see that we’ve been able to hold our productivity gains from last year and increase our level of savings, despite headwinds from lower volumes and higher energy. As a reference point, sequential increases in the average price of oil was up approximately 4% and natural gas 1%.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Before moving to the segments, I’d like to review our key net income sensitivities. This slide shows you our two key sensitivities, aluminum and currency. These sensitivities help you provide directional guidance on how changing metal price in the currencies impact our bottom line. The aluminum sensitivity is inclusive of all LME linked elements in our revenue and cost structure, alumina, aluminum, and LME linked power. The sensitivity is based on a 15 day lag LME price. The currency sensitivities reflect our different economic exposures, for the most part, our non-US operations generate US dollar revenues from alumina and aluminum, but pay expenses in local currency. It should be no surprise that the Aussie dollar sensitivity is our highest given the large operating base we have in Australia. We will include this sensitivity table in the appendix going forward for your reference.

Now let’s turn to the segments, starting with Alumina. Alumina pricing trended high in the quarter, yielding a 13% increase in our realized price. Production was slightly lower sequentially as a power outage in Sao Luis and maintenance outages in Australia offset increases at Point Comfort. The power outage, which occurred in early February, negatively impacted the quarter by $10 million. Juruti negatively impacted the quarter by $20 million and higher energy cost totaled $15 million. As noted on the bridge, the fourth quarter charge for a tax settlement in our MRN partnership did not recur.

Moving to the outlook, alumina pricing will follow the 60 day lag. Lower caustic costs will flow through the system, and we will continue to benefit from our cash sustainability initiatives. As we look at all of the operating conditions that we have across our system, we would expect production to increase by approximately 100,000 tons versus the first quarter.

Let’s move to the Primary segment. The first quarter performance benefited from an 8% increase in the realized price, favorable currency benefits, and productivity gains, as you’ll recall, the fourth quarter included a $250 million charge related to the drawback on the Italian power case. The decline in third party shipments was predominantly driven by a significant reduction in buy/resell activity. Margin neutral buy/resell totaled 49,000 tons this quarter, a decline of 158,000 tons sequentially.

Higher power costs were incurred, particularly in Italy, as new power tariffs took effect. Also, although smelting activity at our Rockdale facility has been curtailed, we continue to have power generation activities at this site. A maintenance outage conducted during the quarter negatively impacted sequential performance by $11 million.

Looking to the second quarter, we expect our realized pricing to follow a 15 day lag and continued benefits from our cash sustainability initiatives. Unfortunately, the power station in Rockdale continues to struggle. The master agreement with USW, which covers 5350 employees, expires on May 31. While we’re confident that a mutually acceptable agreement will be reached, actions are being taken to ensure business continuity, if any disruptions should occur. Lastly, we expect production to be equal to the first quarter. Beginning next year, we expect ongoing cost reductions from the closures announced this quarter of approximately $15 million annually, largely comprised of the cessation of depreciation and other holding costs.

Now let’s move to the Flat-Rolled Products segment. Flat-Rolled Products ATOI declined $7 million sequentially, largely driven by lower volumes from our decision to curtail sales to a North American can sheet customer. In can sheet, we’ve reduced headcount and capacity to bring our cost structure more in line with current volumes. This effort and improved pricing on new contracts helped to mitigate the impact of reduced volumes. The net impact on our North American can sheet operations was $22 million sequentially. Overall, higher pricing, improved product mix and cash sustainability initiatives more than offset the higher energy costs and negative currency impact we experienced in the quarter. Next quarter, we expect continued gains from cash sustainability initiatives. Key end markets will improve, however our can sheet volumes will remain at lower levels.

Now let’s move to the Engineered Products and Solutions. ATOI of $81 million was up 42% sequentially despite lower sales. Strong performance in our cash sustainability initiative helped generate ATOI percent of 7.5%, equal to the first quarter of 2009, when sales were $200 million higher. These results clearly illustrate how this business has structurally improved its cost position. Revenue fell 2% sequentially, as continued weakness in the IGT and building and construction markets was partially offset by volume increases in the industrial and commercial transportation markets. Looking ahead to the second quarter, we expect continued benefits from our cash sustainability initiatives and slight improvements in overall market conditions.

Let’s now move to the cash flow statement. For the quarter, we produced cash from operations of $199 million. The largest single contributor to the sequential change in CFO was due to working capital. Working capital increased by $336 million as we are carrying higher inventories to meet rising demand levels. Our typical first quarter inventory build was managed diligently with the tools and insights gained from last year. In fact on a days basis, the first quarter of 2009, we moved 13 days of working capital. We improved that 13 days of working capital versus last year and we made improvement in each one of our groups.

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Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

In the GPP group, which is the Primary group, it improved days of working capital 27 days, Flat-Rolled Products was down 27 days and EPS was down 14 days. Capital expenditures totaled $221 million, including the net investment in Ma’aden which flows through other investing activities, CapEx totaled $281 million. This keeps us on track against our 2010 target of $1.25 billion. Free cash flow in the first quarter was essentially breakeven.

So let me take a minute and summarize. I’ll remind everybody that we’ve got a target to be free cash flow positive in 2010. All of our cash sustainability initiatives are centered on driving free cash flow and structurally improving our ability to drive bottom line growth. We’ve made outstanding progress in reducing our cost of purchase goods and lowering our overhead spend and we’ve been able to sustain the gains that we made in 2009. We are judiciously deploying capital and managing working capital effectively, keeping overall days low on a relative basis. We’re aggressively pursuing our cash sustainability targets to generate higher levels of free cash flow, and drive near term and long term value to shareholders.

I’d now like to turn it over to Klaus.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, thank you very much, Chuck, and welcome and good afternoon to everybody on the call. I guess what you’ve seen already from the press release and Chuck went through it more in depth is we’ve also used this quarter to continue to improve the bottom line and to drive towards our 2010 goals. I’d like to guide through a couple of things here, it starts in the usual fashion with an overview on the end market as well as on the aluminum market including the supply and demand side and then I’d like to give you a deeper insight into our main businesses and look at the drivers that there are to get to a more normalized performance. That’s a question that when we have been on the road talking to investors, it was asked a lot, and we thought that that’s important for all of you to understand, to better understand what is really the value creation potential that Alcoa has here.

So let’s start with the end markets in the usual fashion. So 2010, we expect the economy to continue to improve slightly. Let’s start with Aerospace, large commercial aircrafts, we are projecting deliveries, to be essentially flat compared to 2009. We see that most of the airlines stand by their orders, and they continue to stand by it, the main reasons for that being the fuel efficiency of new planes, some actually receive substantial subsidies from government export credit agencies, and some just want to avoid losing their deposit through the cancellation. If you look at the airline economics, they actually look improved compared to the fourth quarter of 30% improved, but at the same time, the projection is that all of the airline industry in total worldwide will continue to lose money, $2.8 billion projected in 2010.

One thing that’s always good to remind ourselves of, particularly here in this segment, is the order backlog of six years that Boeing and Airbus have in their books. If you look at another segment here in Aerospace, regional and business jets it doesn’t look that good. We continue to see significant reductions of orders as well as deliveries. Lastly, what really counts for us is the destocking, and we expect this to come to an end in the first half of 2010.

That’s the most important factor, because it immediately is driving Alcoa’s profitability. The segments that are relevant for us in particular are sheet, rolled products, Aerospace foil and fasteners so we’re profiting on a lot of ends and each one of those segments has its own dynamics, for instance, in Aerospace, aerofoils, we already see a pretty substantial pick up, whereas in sheet, given the strong inventory levels at many places, we believe that’s probably a laggard.

Automotive, global automotive production expected to rebound in 2010, plus 9% is our expectation, 62.2 million vehicles, that’s pretty much in every region except Europe and Europe is because, with the strong government incentive last year, demand was just pulled forward. But if you look at the 2010 levels, they [we] are still way below 9% below the 2007 [global] peak levels of 68 million vehicles. The vehicle inventory situation has fully corrected, and we’re now really witnessing real demand also in the US, if you saw what’s happening here in the US, pretty much spurred by strong incentive programs this time by the automakers, zero financing is the big thing today and if you look at the March [year over year] sales, you saw that the March sales for GM have been up 21%, for Ford 40% and for Toyota 40% and obviously from all this the consumer is the beneficiary, he seems to be seeing it or she seems to be seeing it in the same way and is responding to that offer with real demand.

Heavy truck and trailer, next segment. Expect a slow recovery versus a 2009 low. We see 10% increased production in 2010 to a 1.3 million unit level. If you look at the US, we see growth on the one hand, the freight miles slowly recovering, and the freight rates are increasing. On a year on year basis, we saw an increase of 18.6%, but let’s make no mistake. We’re talking about numbers that are well below the historic norms, and particularly given the overhang that exists here on the trucking fleet side. For the US, the projection is 123,000 units where there’s 225,000 as a historic norm.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Average can packaging, global market, we believe will continue to be flat versus 2009 levels and we will continue to follow our strategy to partner with those can sheet customers that understand and value Alcoa’s unmatched quality, as well as the service capability, as well as our unique strength to continue to innovate in that segment, we will continue to particularly work with those that use packaging and sustainability as their strong profit drivers, because that is the match that makes sense for us, and to generate value on both sides. On the commercial building on the construction side, North America significant decline, we expect it to be 25%, and most of the American Recovery and Reinvestment funds are going into highways and not buildings so that is not working very much as a counterbalance here. Europe is expected to decline too. A little less so, 5% is the expectation, in China and India totally different picture. Substantial growth in both of the markets.

Last but not least industrial gas turbines, heavy duty gas turbine builds are expected to decline. We think 25 to 30% versus 2009 orders are postponed or deferred, mainly driven by slow economic growth and that then is being reflected in the lower electricity demand on the short-term, and driven also by uncertainty about emissions regulations. For Alcoa, the most important thing is the destocking of the OEM, and that’s again here the major short-term impact, and mid to long term, our forecast is bullish on the industrial gas turbine, and I would even say it has become even more bullish if you look at the structural changes that are happening in this market, they are substantial price decline in natural gas given to the innovation and the signs of shale gas, low capital cost requirements for gas turbine or combined cycle power plants, the flexibility, the short lead times and the environmental advantages, for instance versus coal.

If you sum up the whole end market situation, the way I would see it is I would say end markets continue to strengthen in the main 2010 will clearly be better than 2009 but it’s going to be below historic norms in many of the markets. So let’s go to aluminum and have the next chart on here. We expect the consumption to grow by 10% in 2010. This is pretty much the view that we already had shown you in the fourth quarter announcement, and mainly very strongly driven, not mainly but very strongly driven by China.

If you look at the growth rate in China in the first quarter, 37% growth rate. We expect that to normalize and our projection here is that over the course of the year we will see 18% and this is probably a conservative assumption given what we’re seeing in China these days. If you look at further up here, North America, look at the current year on year number for the US has been 3%, we project the 5% over the course of the full year. The strong growth in Japan year on year 23%, our expectation for Asia without China is 6% and in Europe, even in Europe, I have to say we’ve seen a year on year growth of 20% and our expectation here is 3%, so that’s where the stance of 10%, and if you take China out, it’s 5%.

Let’s go to the inventory conditions. I’ll lead you through the chart. It looks more complicated than it really is. On the left-hand side, we have condensed pretty much the most important inventory levels and as demand has been growing we also see a modest increase in port inventories in China as well as in Japan, as well as the very modest entries in producer stock. At the same time, we see a countereffect on the LME stocks, they have declined by roughly 40,000 tons in this quarter, so overall, if you look at the accumulation here, overall, it’s been pretty flat inventory situation.

When you then go to the right hand side, and look at the regional premiums that we have been tracking for a while here, and you can see the curves there, what happens here is you have on the one hand an improved real demand, strong interest continues from financial participants, logistic constraints, distributor stocks are low, USA distributor stocks are at an all-time low. All of that together, really leads to a very tight supply chain situation and continues to drive the regional premiums as you see them here coming up or kind of being stable on a pretty high level.

So let’s move, the next one let’s move to the demand and supply side situation. This is the chart for aluminum, and we believe we have to really see the China and the western world separately and the main, we project for the whole world, an overhang of 1.2 million tons in 2010, and I’ll qualify that a little bit later, so for China if you look at the left-hand side, you see a small surplus, a little bit bigger than what we saw actually the end of last year, but very frankly, I mean I could go through the details if anybody is interested in that later on, but frankly, I’m not at all, we’re not at all concerned about that. What we’ve seen here with China, in the worst of all downturns, they have been very very good at managing their supply and demand balance and they’ve been very agile and very very fast in responding here, so I would be very sure that this surplus is really only temporary.

If you go on the right hand side on the Western side, what you see here is pretty much a function of new greenfield smelters starting up, mainly in the Middle East, some in India, an additional giving us the 745,000 metric tons additional supply, and then the combination of small restarts in Europe mainly offset by the curtailment in Venezuela given the drought situation given that this is hydro-power. If you look at the total surplus of 1.2 million if you add those 400 and the 830 up, let’s all here remind ourselves we’re talking about a two week consumption in our markets so this is the amount that we’re talking about so that’s a pretty manageable number, and actually our projections here don’t even include a restocking of the supply chain and I shared with you just on the slide before that on the US distributor stock, we are at an all-time low.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Let’s go to the next slide which basically shows the same thing for the supply demand balance for alumina. Alumina is a global market, that’s why we don’t really see that as two separate markets here, and I don’t even need to go into the details. The numbers show it by themselves, the supply and demand is balanced in 2010 and that’s what we expect, and that’s also what we’ve been seeing in the market and I’ll come to some of those aspects when we talk about our business a little bit more, so, so much that closes the part on the market so let’s now move on to talking about Alcoa, and as I said early on, one of the questions that Chuck and I have been asked a lot in many many conversations with you all out there, is saying well, on the one hand we have this enormous overshadowing here by the downturn and the way that Alcoa got through it most people give us good credit for it, but they say we don’t fully understand how all of that leads into the normalization of your profit capabilities, and at the same time, I think everybody sees also that we’ve used the downturn to streamline our portfolio to lower our cost systemically, and obviously, also that goes into the whole equation to drive performance, so the first slide is already up, and I’m going to lead you through it.

So I want to use four slides basically going into the four businesses and show you what we see when we look at it from our internal perspective as the main value drivers in here. So the chart that’s up here is on the alumina business. Keep in mind we are the clear market leader in the alumina business. Not only are we the market leader volume wise, but our system is one of the most competitive systems, larger than the most competitive one, because we are positioned in the lowest quartile on average on the cost curve, as you can see here on the left-hand side, that’s the cost curve. We have two cost curves there, the 2009 one and the 2000 one that I’ll refer to it a little later why we put the 2000 in there.

Our total capacity is 18.1 million tons. We’ve grown in the last year by roughly 2 million tons, basically by taking the partner out, in Suralco, and completing our Sao Luis/Juruti expansion and we will add more, 450,000 tons when in 2014 Ma’aden comes online, the refinery and the mine come on line, and you can see those little green red dot there on the left-hand side on the refining curve. That will be the new position that Ma’aden will have on the cost curve, it literally extends the cost curve further down, sets the new low cost point.

Well that’s all good, but we’ve also done other things on the operational side. If you look at the alumina conversion cost, we’ve brought the alumina conversion costs down by 18% since the fourth quarter in 2008 and if you go over to the right hand — lower right hand side, which says Alcoa third party alumina sales in percent of LME, we index that and you have a 10 year history here of the contract pricing for Alcoa. As you know, it’s done as a percentage of aluminum, and you see the clear trend there and if you look at the most recent contract prices that we have been able to achieve, they’ve been up for us, the 15% LME.

All of this is a clear reflection we continue to have a tight market or even have a tighter market, we have also on the other hand, rising alumina cost and that’s the reason if you go back to the left-hand side, to the cost curve, why we put the comparison, the gray curve, the 2000 curve in there because you can see and we put the two 50 percentile points in there so you can see what happened here over this course of the 10 years, the costs in the alumina sector have increased substantially, about 50%, and the midpoint has moved up by 50%, so on the one hand, going back to the pricing levels, I think we see here on the one hand, a tight market and on the other hand rising alumina cost putting pressure on the pricing, and also have we changed over on the frequency of our contract pricing so all of that together has led to good things happening there.

And the good things happening there you see reflected on the upper right hand side where you see the EBITDA per metric ton for alumina or also over a 10 year period and then the first quarter looking at the first quarter performance you already see that this is trending into the right direction, but you also on the other hand, you see if you look at the whole light blue bars there, that by no means are we talking about a normalized performance here. The prices are high, yes, but at the same time, costs have also risen and we believe there is upside potential in here, and we are going to continue to see upside here, and in the end, there’s not that much good bauxite available, particularly when you want it close to refining and you want a refinery close to port, and when you want this being close to consumers. Add it altogether, that determines where you are on the cost curve. It’s not just about having something there. It’s really on what you have there, and all of that will continue to lead into pretty substantial tightness in our view, and continue to drive prices. So let’s sum it up. We’re very well positioned here, and we’ve got substantial upside on the alumina side.

Let’s go to the next one, aluminum. On the aluminum side our system is about 4.5 million tons capacity we have current utilization rate of 80%, versus a pre-crisis level of 2008, 2008, we produced about 4 million tons, we added roughly 300,000 tons, with Elkem and with Ma’aden, once Ma’aden comes online, we will add another 186,000 tons to our smelting system and again you see this little green dot here on the left-hand side, where it says load refinery cost curve, that little green dot means the cost position of Ma’aden setting a new low cost point, which is obviously a very very good thing to happen.

At the same time here, when you want to measure what have we done operationally, conversion cost is a good measure. We’ve brought conversion costs down for aluminum by 21% compared to the fourth quarter in 2008 and also important here is power. We’ve secured a competitive power for 85% of our smelter system until 2025, and even longer, but minimum 2025 that determines that, so then when you go to the upper right hand side, you see again the EBITDA margin this time for aluminum, and you can clearly see we’ve made solid progress in the fourth quarter but far from a normalized level, and we believe that prices also here will be rising,

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Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

partially also because of the cost pressure we also have on the left-hand side here put the 2000 cost curve, and you can see almost the same phenomenon that I already described on the alumina side of 50% increase here off the midpoint.

So, with all of that, we believe that, with all of that plus our improved position, our better costs and the market price is trending up, we believe that on a normalized level, this will go substantially up, and I want to remind you, just take a little step back and that little chart on the right lower corner is very very powerful and important to understand, and let’s take a little step back and think about what is really done with aluminum, and I think that when you look at reports, there’s almost a consensus in the world that you will have probably over a long period of time, 6% annual growth normalized, so to say in this market, right? If you have 6% growth in this market, let’s be realistic and see what that means in terms of additional need for supply.

This would actually mean that we would have, or somebody else, would have to build 2.3 million tons per year of new capacity. This would mean three new Ma’aden smelters per year. This would mean four new Sao Luis expansions per year, it would mean 20 new gas turbines per year, or for those of you who love hydropower, two new Hoover Dams built every year, and it would mean equal $30 billion that would have to be put into the ground as infrastructure investments. By looking at that, I am pretty confident that the supply demand situation is heavily biased towards the tight situation because it’s not very likely that this will be doable in this world, right? Therefore, I’m pretty convinced that we will continue to see pressure on the prices here going forward.

So, next one is rolled products. On the rolled products side, let me start on the right upper hand side, where you have again the profitability. If you look at the profitability in the first years, you see that this is a business that has had profit margins in the around 10%-plus, right? And 2005, we started investing in growth markets, China and Russia, and that has brought the margins down.

Where we stand today strategically, the Russian can sheet mill is fully operational. China Bohai is ramping up. Full ramp up will be done by 2011 by the way, I forgot to mention on Russia, it’s the first time this quarter that they have been able to get breakeven right. We also have lowest conversion costs on Ma’aden, once the mill goes online in 2013.

Plus, we’ve used the downturn to reengineer the businesses. We strengthened our position, exited commoditized markets, exited foil, electronic underperformer, headcount reduction of 5,000 people and that’s to just put it in perspective, we’re talking about 25% of the total headcount here that we’ve done, overhead costs are down $140 million and if you look at the left-hand side, was the third party structure, given that we are going through the downturn that we continue to see some destocking going on, and that we have lost one can sheet customer, we’re currently at a utilization rate of 75%. That is not a normalized level. We believe a normalized level would rather be around 90%, and Aerospace we’ve seen years like in 2005 where we’ve been at 100%, so all of these parts together, if you put them all together, I believe that all of those actions show that we have set Flat-Rolled Products on a path to become a strong performance contributor going forward.

Last but not least, Engineered Products and Solutions business, let me start on the left-hand side. Where do we stand currently? We stand at a 70% utilization rate on Aerospace and 65% utilization on the rest of the group, and if you see that, and now go to the right hand side, the EBIT to EBITDA margin performance, if you look at the first quarter, the one that we reported, 14% just shy of the 2008 15% with this type of utilization rate, obviously it points to a very strong cost cutting that has happened here, very very good performance. When you look at on top of the strategic position that we have in Engineered Products and Solutions, we have unequaled technological capabilities that put us in a position to create value for the customers of our customers. We have focused the portfolio today, 85% of the sales are number one or number two market leader position, $440 million productivity improvement in 2009, Aerospace destocking as I said early on is improving and we believe it’s going to come to an end in first half of 2010.

We also see significant short-term profit accelerators, just to give you a few, 787 and A380 to mention some, we are in that with special alloys, unique fasteners, as well as aerofoils, Joint Strike Fighter, we’re in it with alloy structures and fasteners, heavy truck market is recovering. We have Dura Brite capabilities on coating Level One outstanding wheels, and on top of it we’ve shown that we also are very capable of doing inorganic growth with the integration of the two fastener acquisitions from Petty and Republic, which has really been done almost flawlessly, and we will continue in this group, to look for additional growth and build on our strength that we have there whether it be organic or inorganic.

Let’s sum this all up. I hope that all of this information is valuable for you to understand, where is the performance as you have always asked on a normalized level. As the economy comes back, utilization will go up, and we’ve used the downturn to improve our position with a better portfolio, with better costs, and with future growth like Ma’aden which is substantially going to increase our competitiveness. All of that together will drive the value of our business and of our performance.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Let’s look at this year real quickly, where do we stand in regards to the targets that we’ve set ourselves to increase our operations in 2010. On the procurement side, $505 million target is $2.5 billion. $5.5 million year-to-date in the first quarter looks good, well on track, overhead we are going to bring it down by $500 million, this year we’ve achieved $127 in the first quarter and it looks good. Total CapEx, the targets, this target includes about $250 million from Ma’aden, trending in the right direction in line with expectations and last but not least, on the working capital side, Chuck noted that there’s an increase in days compared to the fourth quarter which is typical for the first quarter, but if you’d look at a year on year basis, you actually see that we have taken out 13 days in the working capital turns, that’s a big success of the cash sustainability initiative. We’re on target to continue to reduce this and to get the two days out of the working capital turns that we have been shooting for and aiming for this year.

Let’s get to an end and summarize that. The environment is stabilizing. We will be capitalizing on this while we are managing headwinds like currency and energy. We’re exceeding our goals, talking to Alcoans all around the world. They know that we have the future in our hands. They are very proud of the almost flawless execution that we’ve shown in 2009, and they want to repeat it in 2010. 2010 is a year we have a great team, we have an outstanding portfolio, we have an unwavering commitment to make this happen again to improve costs and to profitably grow.

All of that growth, we can be very happy about our portfolio there, global Alumina leader, we can leverage our base, continue to improve our situation in aluminum, rolled products, led you through that, profitability can be revitalized and EPS, we can use the leadership position that we have to continue to grow. With all that said, we are committed to create value for 2010 and forward and even more strongly.

So, let me close with that. And open up the lines for questions and answers.

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator Instructions). Your first question comes from the line of Mark Liinamaa of Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Hello, all. In the alumina business, there’s been a fair amount of press regarding pricing changes in the iron ore and coke and coal. Can you comment on whether you see any likelihood there? And also, just quickly, could you, on the $10 million and the $20 million charges in Brazil, which of those two are included in your non-recurring charge estimate for the quarter? Thanks.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Mark, good question, on the alumina pricing side, the thing that I can say already today and you saw that in my alumina chart, that’s why we put that in there, you can clearly see that the pricing is trending upwards, so obviously the tightening that exists in the alumina market is reflected in a stronger percentage to the LME, and as I said, the recent contracts that we signed up have been upwards 15%, which is historically a pretty good number. We also have gone away from longer term contracts to more of a shorter term contractual obligations to profit from the different pricing situation and on top of that, I believe that we’re going to see much more upside trend as I said early on, there isn’t that many bauxite, good bauxite reserves that are close enough to a refinery, so the transportation costs are not shooting through the roof and close enough to a port and then the port close enough to end customers. When you put those equations all together, this is not that easy to do right, so we believe it’s going to be trending up. On the iron ore situation, first of all, I don’t know the market well enough so I wouldn’t be the best one to talk about it, but I would say what I just said is the fair description of what we see in the Alumina side. Chuck do you want to take the other one?

Charles McLane - ALCOA Inc - EVP, CFO

Sure, hi Mark. If you looked at the Alumina reconciliation there, you see the Sao Luis power outage that happened to us in February and impacted operations and that’s the $10 million and that is pulled out as a special item. The $20 million for Juruti is not pulled out. It’s looked at as just normal ongoing sequential changes that we have as a result to the start up costs of Juruti.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Michael Gambardella of JPMorgan. Please proceed.

Michael Gambardella - JPMorgan - Analyst

Yes, first thanks for putting more information in on the segments. It’s very helpful in the presentation. Chuck, on the reconciliation page, what is that last other item that’s a loss of $201 million? Can you break that down?

Charles McLane - ALCOA Inc - EVP, CFO

The reconciliation page of the — ?

Michael Gambardella - JPMorgan - Analyst

ATOI. The last item is a loss, it says other and it’s a loss of $201 million.

Charles McLane - ALCOA Inc - EVP, CFO

Oh, that’s the taxes. That’s the discrete tax items, Mike.

Michael Gambardella - JPMorgan - Analyst

That’s all taxes?

Charles McLane - ALCOA Inc - EVP, CFO

Yes.

Michael Gambardella - JPMorgan - Analyst

And what is that exactly?

Charles McLane - ALCOA Inc - EVP, CFO

Well, you know, when you referred to the reconciliation sheet, I thought you were talking about the first quarter restructuring and special items to tell you the truth. We’ve got $112 million of these discrete tax items that are listed of Medicare subsidy that was eliminated as a result of the healthcare, as well as several other tax items in there, so that would be the biggest piece of it, and of the change between the two. We’ve got discrete tax items, and also what’s under corporate every time is on taxes, it’s whatever is needed to get the Company back to the overall operational rate. That was a positive in the fourth quarter and it’s a negative in the first quarter but it all zeros out in the Company to get to the rate of 32% operationally. But the biggest piece is the discrete tax items of $112 million.

Operator

Your next question comes from the line of Sal Tharani of Goldman Sachs. Please proceed.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Sal Tharani - Goldman Sachs - Analyst

Good afternoon. Klaus, you mentioned that there could be some disruption from the labor side and you have taken some actions. Can you give us some color on what actions have you taken to offset if there is a disruption?

Klaus Kleinfeld - ALCOA Inc - President, CEO

I don’t think I mentioned that.

Sal Tharani - Goldman Sachs - Analyst

I think Chuck mentioned it I’m sorry.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Okay, well maybe Chuck mentioned it, but what we have there is we have, I’m assuming now that we’re talking about the master agreement here, the US situation. We have in the US, we have about 5350 employees that are covered under the USW master agreement. The master agreement expires on May 31 and we are currently in early negotiations, I would call it. Obviously we have a strong desire to reach a fair as well as competitive labor agreement, and to avoid any type of work stoppage, we’ve taken some steps to prepare in case the work stoppage would happen and as I said early on and I really want to emphasize that again, we hope there will be no work stoppage but we obviously have to protect our assets and also our workforce, our communities and we have commitments to our customers that we don’t want to compromise here, so that’s what has been referred to.

Operator

You have a question from the line of Curt Woodworth of Macquarie. Please proceed.

Curt Woodworth - Macquarie - Analyst

Hi, good afternoon.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Hello, Curt.

Curt Woodworth - Macquarie - Analyst

I was wondering if you guys could give me your view on what percent of LME inventory you think is tied up in these warehouse refinancing arrangements, and do you think much of that material will come back to market towards the end of this year, and do you think that could have an impact on regional premiums? Thank you.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Curt, that’s a good question, and the transparency is obviously not that great in there, but given that, this was a question that I think we’ve all been much more nervous about when we went into the downturn and given that when we went into the downturn, everybody was afraid that this overhang would depress the market and prices would not come back at all. I think what we’re seeing now is that our estimate that quite a majority of the LME is either through financial transactions or through logistics constraints bound for at least a while in the warehouse and while in my view, I would put a frame around it between three to six months as a start to probably 18 months, and I would say the majority of what we see there probably has those. We know of some transactions that even have a longer time frame behind them.

But I don’t believe, Curt, that not only do I not believe, I know by some of having looked into this, that it is virtually impossible for this to all come out at the same time, and that’s exactly why you’re continuing to see these regional price premiums continuing to go up pretty much, right?

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

The tightness is there and also keep in mind, we’ve also seen not only real demand coming back pretty substantially and I think that’s going to get stronger going forward, but at the same time, financial investors have also strengthened their positions here and very often driven by a view on where else would you get value if you want to hold on to something other than a currency denomination, right?

Operator

Your next question comes from the line of John Redstone of Desjardins. Please proceed.

John Redstone - Desjardins - Analyst

Yes, good afternoon, gentlemen. I want to come back to a comment you made about the rolled products division.

Klaus Kleinfeld - ALCOA Inc - President, CEO

John, you have to speak up a little bit.

John Redstone - Desjardins - Analyst

Sorry, can you hear me now?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes that’s better. Much better.

John Redstone - Desjardins - Analyst

Okay, look, the rolled products division. You mentioned that your utilization rate is 75% and you want to get that to 90%.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes.

John Redstone - Desjardins - Analyst

The point I wanted to make was at the moment the sheet market, the flat-rolled products markets in certain areas seemed very strong, lead times we’re hearing moving out to July, you’ve got the 3003 prices moving up roughly $0.20 quarter-over-quarter, orders up through February about 20%, so a very strong market and yet if we are to judge by your shipments of flat-rolled products in the first quarter your utilization rate is actually going down, so what I would like to know is which areas do you expect to improve be it packaging, be it Aerospace or whatever, to get you back to that 90% level and over what time frame?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well that’s very good. I think the first thing that I would want to give you as an explanation is this aspect of the packaging side, that we made the purposeful decision to discontinue once we had the chance to discontinue the large contract with one of our customers on the canned sheet side, was a 10 [5] year contract, had a lot of aspects in there that in total lost us quite a bit of money over that 10 [5]year time frame, and as painful as it is to make a decision like that, and then having to curtail some capacity as appropriate, and right I believe it is, if you want to substantially make sure that you have a profitability structure of your business, that that is a solid foundation for investments, and being in that business, right? So that’s the first thing. So the 75% utilization is obviously overshadowed by that part.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

The second part I think I talked about Aerospace already, Aerospace is coming back, I said it’s probably a laggard on the sheet and rolled side given that there are pretty heavy inventory levels that we’ve seen in Aerospace and the third point I would add here is the reason why the profitability has come down from this 10 to 11% rate at that time, when we had a higher cost structure even was the investment in China and Russia, right? And that is now coming online and so as I have said, we’ve seen Russia in this quarter be breaking even, Kunshan is operating into the automotive market in China, and is operating nicely. It’s a hot market obviously in China. Bohai is coming up and as I said before we believe the full ramp up we will be seeing in 2011 and obviously that would then give us also the fruits there and the fruits would be nicer than what we’ve seen before because we’ve reached a lower cost level. That’s the way I would portray it, John.

Operator

You have a follow-up question from the line of Mark Liinamaa of Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Hi again. I just want a little more information on the rolled products and engineered products divisions, slides 24 and 25, very interesting. If you were running at normal utilization rates would you be able to comment on what EBITDA margins might look like?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Mark, come on.

Charles McLane - ALCOA Inc - EVP, CFO

Exactly.

Mark Liinamaa - Morgan Stanley - Analyst

Well I think that’s a fair question.

Klaus Kleinfeld - ALCOA Inc - President, CEO

How many more data do we need to provide for the model?

Mark Liinamaa - Morgan Stanley - Analyst

But it’s the fixed cost absorption. I think that’s a fair question and really important.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, it is a good one. I like that one. That’s fair. We have about one-third fixed, two-thirds variable cost here.

Mark Liinamaa - Morgan Stanley - Analyst

In both divisions?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, roughly. One-third fixed, two-thirds variable.

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Kuni Chen of Merrill Lynch. Please proceed.

Kuni Chen - Merrill Lynch - Analyst

Hi, good afternoon, everybody. I guess just going back to the can sheet for a minute, can you I guess can you talk about whether or not there are discussions under way with what the customer that is with the contract that’s been in dispute, and I guess what’s your overall view on the North American market? Is there do you think is there enough excess capacity out there to serve that volume needs of that customer and potentially could you recapture some volume later in the year?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Kuni, that’s a complicated question. I will try to answer it in two chunks.

One, as I said early on, and also in conversations with you earlier, sometimes you have to make tough decision to change a pretty nasty situation that we had there, and we’re not an employment Company. We’re not in a business to just produce something and lose money with it, and that’s been the situation that we had with this contract, so I think we’ve got to be reasonable on top of it. If you look at the performance of Alcoa, I think you can ask pretty much everybody who’s out there and understands the can sheet business, we are clearly the quality leader. On top of it, we provide service and we have a huge innovation potential which I don’t think anybody else has, some have seen some other packaging from other aluminum packaging that are pretty innovative and drive really market share for companies, so that’s a discussion that we continue to have, and I have a hard time to project where this is going. I still hope that we will be able to reestablish the relationship there and help both ends, because I believe this can easily be turned into a win-win situation.

On your second part of the question, is there enough capacity out there, well, I mean, some people have taken in large contracts and have highly publicized that and are now in a situation that they have to deliver and they have to deliver as you know flawless quality, we’ll see. We’ll see and once the temperature goes up which they’ve done this year a little earlier than everybody expected, then I think also beverage sales will go up, and the need for aluminum cans will go up and that’s the situation there, and we will obviously monitor that, and people know what our telephone number is. Thank you.

Operator

Your next question comes from the line of Charles Bradford of Affiliated Research Group. Please proceed.

Charles Bradford - Affiliated Research Group - Analyst

Hi, good afternoon. What’s the possibility of getting an ATOI figure broken out? These percentages, US versus foreign?

Klaus Kleinfeld - ALCOA Inc - President, CEO

US versus foreign?

Charles Bradford - Affiliated Research Group - Analyst

The sales broken out by country.

Charles McLane - ALCOA Inc - EVP, CFO

You know, I don’t have it handy. You mean for the whole Company, Chuck?

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Charles Bradford - Affiliated Research Group - Analyst

Yes.

Charles McLane - ALCOA Inc - EVP, CFO

I don’t have it at my finger tips right now but we think about putting that in maybe some future —

Klaus Kleinfeld - ALCOA Inc - President, CEO

We can put that in and we can give you that, off the top of my head, no.

Charles McLane - ALCOA Inc - EVP, CFO

Because many of our businesses we look at regionally but many we look at globally.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes. We can get you that. We just don’t have it here and we don’t want to give you a wrong number.

Operator

Your next question comes from the line of Tony Rizzuto of Dahlman Rose. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Thank you very much. Good afternoon, gentlemen. I just have a follow-up on the alumina business and with your low cost position and the current contracts that are structured LME index, it seems like you’re leaving a lot on the table. Even if I think about the 15%, which historically is a high level for percentage linkage, that would bring you in a range of 350 to 375 per ton, and I think about the cost to build capacity, please refresh my memory but I’ve always thought of brownfield for you guys, maybe 300 to 400 and greenfield maybe 800 to 1000, so can you help me understand why you don’t think that maybe there should be a change in the structure on alumina pricing?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, Tony, you know the industry for a long time and frankly it’s not because people haven’t tried to decouple it. There’s a lot of reasons in my view. I mean, having seen other industries and making comparison why that has not happened and I share the optimism with you on this industry, on alumina. Not only because of our really unmatched position that we have in there, but also when you realistically look at all of the other drivers, I think that there is value and it’s not that our team hasn’t negotiated hard. I really think they have, and have been pretty successful, but I think going forward, I would not be surprised for many reasons, and one is the one that you just added, is what are we seeing today, and how expensive it is to do a brownfield or even greenfield expansion, right? That’s an additional point. That’s a very very good point, so I think you’re right in this regard.

Operator

You have a follow-up question from the line of Michael Gambardella of JPMorgan. Please proceed.

Michael Gambardella - JPMorgan - Analyst

Yes, in your primary segment results, did you build a lot of inventory in primary during the quarter?

FINAL TRANSCRIPT

Apr 12, 2010 / 09:00PM GMT, AA - Q1 2010 ALCOA Inc Earnings Conference Call

Charles McLane - ALCOA Inc - EVP, CFO

Mike, we built some inventory. You could see from the third party shipments were down considerably, but about 160 of that decline in third party shipments was a decline that we had in the buy resale activity, okay? So you take that away from it, and you see a little bit of build that you could back into from that would be in the primary group, and as a follow-up to your first question, Mike, if you would look at the slide that we had for the restructuring and special items, three of those items on that slide point out that in the corporate segment, there was some costs and it’s not only the discrete tax items. It’s also the mark-to-market power contracts, and the environmental accruals, so that should hopefully help you get back to a number that’s much closer to what you were looking for.

Operator

This concludes the Q & A portion of today’s conference. I would now like to turn the call back over to Mr. Klaus Kleinfeld. Please proceed.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well thank you very much for you all calling in and listening and for a good dialogue. I hope you appreciate the additional information that we put in here and also, some stuff that Chuck put in his presentation, some that has been in my presentation should allow you to probably have a little bit of an easier time to understand where are we going, not only on the short-term but also in the mid to long term and also probably be a little closer in the range of your projections. Again, please as you all know, we really all gain good knowledge from having constant conversations with you, we continue to do so, I mean not only with Chuck, myself, but the rest of the team and the IR group stands ready to answer questions and to be in a good dialogue.

Thank you very much for covering us and I sure hope that we will continue to have positive excitement here going on once we see the economy continue to get better. Thank you very much. Have a good one, see you, bye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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